Exhibit 99.1

Press Release

FOR RELEASE:    September 17, 2020

Apogee Enterprises Announces Planned Retirement of CEO Joe Puishys at the End of the Fiscal Year

MINNEAPOLIS, MN, September 17, 2020 – Apogee Enterprises, Inc. (Nasdaq: APOG) today announced that Joseph F. Puishys has communicated to the Board his intent to retire from his role as Chief Executive Officer and member of the company’s Board of Directors effective February 27, 2021, the conclusion of the company’s fiscal year. Joe has served as CEO and a member of the company’s Board since 2011. The Board has initiated a process to identify the company’s next CEO and has retained a leading executive search firm to support the process.

“On behalf of the Board, I want to thank Joe for his many years of dedicated leadership,” said Donald A. Nolan, Chair of the Apogee Board. “During his tenure, Joe guided a transformation of Apogee, building a stronger, more diversified business that achieved considerable growth and improved profitability. Most importantly, his contributions leave the company with significantly improved growth potential. I would particularly like to recognize his efforts over the past six months, ensuring the safety and health of Apogee employees during the COVID pandemic while continuing to serve our customers and maintaining the long-term health of the business. Joe will clearly leave behind a company that is well positioned for continued success.”

“I’d like to thank all of Apogee’s employees for their support and partnership over the past nine years. It has truly been an honor to lead Apogee’s team and I am proud of what we’ve accomplished,” Puishys said. “The timing for my retirement is right for me and the company. We have built a leadership team at Apogee with a balance of experienced industry executives along with new leaders who bring fresh eyes to our future. We’ve recently launched new productivity initiatives to complement the growth strategies in our segments. And we’ve navigated the economic and personal challenges of COVID in a manner that leaves me proud of our business performance and proud of how we treated our people. It is the right time and I look forward to working with the Board to ensure a smooth transition.”

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

About Apogee Enterprises, Inc.

Apogee Enterprises, Inc. (Nasdaq: APOG) delivers distinctive solutions for enclosing commercial buildings and framing art. Headquartered in Minneapolis, MN, we are a leader in architectural products and services, providing architectural glass, aluminum framing systems and installation services for buildings, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2020 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact:

Jeff Huebschen

Vice President, Investor Relations & Communications

952.487.7538

ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com